Exhibit 99.1

China XD Plastics Announces Updated 2010 Total Revenue and Non-GAAP Adjusted Net Income Guidance

•	2010 revenue guidance range increased to $185 million - $215 million
•	2010 non-GAAP adjusted net income guidance increased to $30 million - $33 million

Harbin, PRC – July 22 2010 – China XD Plastics Company Limited (“China XD Plastics” or the “Company”), (NASDAQ: CXDC), one of the leading Chinese producers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced that it has updated its revenue and non-GAAP adjusted net income guidance for the fiscal year ended December 31, 2010 from what was previously announced in April 2010.  The Company now expects its 2010 revenue to be in the range of $185 million and $215 million and it expects its 2010 non-GAAP adjusted net income to be in the range of $30 million and $33 million, excluding any non-cash charges related to the change in fair value of the existing derivative liabilities and stock-based compensation.

Mr. Jie Han, Chairman and CEO of China XD Plastics, commented: “We believe that our updated guidance for fiscal year 2010 reflects successful execution of our strategy to drive profitable growth, as we continue to benefit from favorable automotive industry trends and positive macroeconomic conditions in China.”

The Company had previously expected its 2010 revenue to be in the range of $170 million and $200 million and it had expected its 2010 non-GAAP adjusted net income to be in the range of $27 million and $30 million.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for use in the production of automobile parts and components. The Company's specialized plastics are used to produce: exterior parts, such as automobile bumpers, rearview and sideview mirrors and license plate parts; interior parts, such as door panels, dashboard, steering wheel, glove compartment and safety belt components; and functional components, such as air conditioner casings, heating and ventilation casings, engine covers, and air ducts. The Company’s specialized plastics are utilized in more than 30 automobile brands manufactured in China, including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research institute is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. At present, 152 of 263 of Xinda’s automotive-specific modified plastic products have been certified by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to increase the number of certifications; the Company's ability to introduce new product applications for automobiles; the effectiveness, profitability, and the marketability of its products; the Company's ability to successfully expand its production capacity; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial conditions; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and its industry. The Company undertakes no obligation to update these forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Ltd. Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Allan Lao, IR Director Phone: +86-451-84346600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Mahmoud Siddig, Director +1-212-889-4350 ChinaXD@Taylor-Rafferty.com